Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 8-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Term Sheet to Product Supplement No. 8-I Registration Statement No. 333-177923 Dated May 13, 2014; Rule 433

$ 6.00%* per annum Auto Callable Yield Notes due August 24, 2015 Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF

General

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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either the Russell 2000® Index or the iShares® NASDAQ Biotechnology ETF and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

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The notes will pay at least 6.00%* per annum interest over the term of the notes, assuming no automatic call, payable at a rate of at least 0.50% per month. However, the notes do not guarantee any return of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on any Call Date is greater than or equal to its Starting Underlying Level. The first Call Date, and therefore the earliest date on which an automatic call may be initiated, is August 20, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 24, 2015**
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I. In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level. See “Key Terms — Automatic Call” below.

Key Terms

Underlyings:	The Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the iShares® NASDAQ Biotechnology ETF (Bloomberg ticker: IBB) (the “Fund”) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:

At least 6.00%* per annum over the term of the notes, assuming no automatic call, payable at a rate of at least 0.50%* per month

* The actual Interest Rate will be provided in the pricing supplement and will not be less than 6.00% per annum.

Automatic Call:	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to each Underlying, an amount that represents 37.50% of its Starting Underlying Level (in the case of the Fund, subject to adjustments)
Pricing Date:	On or about May 20, 2014
Original Issue Date (Settlement Date):	On or about May 23, 2014
Observation Date**:	August 19, 2015
Maturity Date**:	August 24, 2015
CUSIP:	48127DJK5
Interest Payment Dates**:	June 23, 2014, July 23, 2014, August 25, 2014, September 23, 2014, October 23, 2014, November 24, 2014, December 23, 2014, January 23, 2015, February 23, 2015, March 23, 2015, April 23, 2015, May 26, 2015, June 23, 2015, July 23, 2015 and the Maturity Date
Payment at Maturity:

If the notes have not been automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a)    the Ending Underlying Level of either Underlying is less than its Starting Underlying Level; and

(b)    a Trigger Event has occurred.

If the notes have not been automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount.
Call Dates**:	August 20, 2014 (first Call Date), November 19, 2014 (second Call Date), February 18, 2015 (third Call Date) and May 20, 2015 (final Call Date)
Call Settlement Dates**:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
**	Subject to postponement as described under “Description of Notes — Postponement of a Determination Date,” “Description of Notes — Payment at Maturity” and “Description of Notes — Interest Payments” in the accompanying product supplement no. 8-I

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $23.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $956.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 13, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 8-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 8-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf

—	Underlying supplement no. 1-I dated March 1, 2013:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Ending Underlying Level – Starting Underlying Level) Starting Underlying Level
Starting Underlying Level:	With respect to the Index, the closing level of the Index on the Pricing Date. With respect to the Fund, the closing price of one share of the Fund on the Pricing Date, divided by the Share Adjustment Factor
Ending Underlying Level:	With respect to each Underlying, the closing level or closing price, as applicable, of that Underlying on the Observation Date
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

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Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 8-I, the “closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 8-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day. Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places. As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this term sheet, assuming no automatic call. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying on any Call Date is greater than or equal to its Starting Underlying Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount. However, if the notes have not been automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose some or all of your principal amount.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the Russell 2000® Index or the iShares® NASDAQ Biotechnology ETF.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The iShares® Nasdaq Biotechnology ETF is an exchange-traded fund that trades on The NASDAQ Stock Market, which we refer to as NASDAQ, under the ticker symbol “IBB.” The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index®. We refer to the NASDAQ Biotechnology Index® as the Underlying Index with respect to the Fund. The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of the Underlying Index before fees and expenses of the iShares® Nasdaq Biotechnology ETF. The NASDAQ Biotechnology Index® is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. For additional information about the Fund, see the information set forth in Annex A below.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF	TS-2

treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on May 12, 2014, we would have allocated approximately 9.83% of each interest payment to interest on the Deposit and the remainder to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF	TS-3

declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than its Buffer Amount (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Buffer Amount will terminate, and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than its Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the notes have not been automatically called and (i) the Ending Underlying Level of either Underlying is less than its Starting Underlying Level and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period

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may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
—	the time to maturity of the notes;
—	whether a Trigger Event has occurred or is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.

—

VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than its Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

—

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

—

THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NASDAQ and a number of similar products have been traded on NASDAQ and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

—

DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NASDAQ and are subject to market supply

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF	TS-5

and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

—

RISKS ASSOCIATED WITH THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES — All or substantially all of the equity securities held by the Fund are issued by biotechnology or pharmaceutical companies. Because the value of the securities is linked to the performance of the Fund, an investment in these securities will be concentrated in the biotechnology and pharmaceutical industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Companies in these industries may be subject to greater governmental regulation than those in other industries and changes in governmental policies and the need for regulatory approvals may affect the profitability and success of these companies. Further, products developed by companies in these industries are highly sensitive to the risk of obsolescence due to new technologies or industry innovation and are heavily dependent on patents and intellectual property rights. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single negative economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of industries.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Interest Rate.

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What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following tables illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The tables and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index and that the closing price of the iShares® NASDAQ Biotechnology ETF on each Call Date is greater than or equal to its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of either Underlying will be on any Call Date. In addition, the following tables and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1,150 and an Interest Rate of 6.00% per annum over the term of the notes (assuming no automatic call) and reflect the Buffer Amount of 37.50%. Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes at maturity if the notes have not been automatically called.

Closing Level of the Lesser Performing Underlying	Lesser Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
2,070.000	80.00%	7.50%	7.50%
1,897.500	65.00%	7.50%	7.50%
1,725.000	50.00%	7.50%	7.50%
1,610.000	40.00%	7.50%	7.50%
1,495.000	30.00%	7.50%	7.50%
1,380.000	20.00%	7.50%	7.50%
1,265.000	10.00%	7.50%	7.50%
1,207.500	5.00%	7.50%	7.50%
1,161.500	1.00%	7.50%	7.50%
1,150.000	0.00%	7.50%	7.50%
1,092.500	-5.00%	7.50%	7.50%
1,081.000	-6.00%	7.50%	7.50%
1,035.000	-10.00%	7.50%	7.50%
920.000	-20.00%	7.50%	7.50%
805.000	-30.00%	7.50%	7.50%
718.750	-37.50%	7.50%	7.50%
718.635	-37.51%	N/A	-30.01%
690.000	-40.00%	N/A	-32.50%
575.000	-50.00%	N/A	-42.50%
460.000	-60.00%	N/A	-52.50%
345.000	-70.00%	N/A	-62.50%
230.000	-80.00%	N/A	-72.50%
115.000	-90.00%	N/A	-82.50%
0.000	-100.00%	N/A	-92.50%

(1)	A Trigger Event occurs if the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than 37.50% on any day during the Monitoring Period.

The following examples illustrate how the total payments on the notes if the notes have not been automatically called in different hypothetical scenarios are calculated.

Example 1: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,150 to an Ending Underlying Level of 1,207.50. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Lesser Performing Underlying of 1,207.50 is greater than its Starting Underlying Level of 1,150, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,075 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

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Example 2: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,150 to an Ending Underlying Level of 920. Even though the Ending Underlying Level of the Lesser Performing Underlying of 920 is less than its Starting Underlying Level of 1,150, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,075 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,150 to an Ending Underlying Level of 575. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred, the Ending Underlying Level of the Lesser Performing Underlying of 575 is less than its Starting Underlying Level of 1,150 and the Lesser Performing Underlying Return is -50%, the investor receives total payments of $575 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note. The total payments over the term of the notes, for each $1,000 principal amount note, are calculated as follows:

[$1,000 + ($1,000 × -50%)] + $75 = $575

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,150 to an Ending Underlying Level of 0. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred, the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 1,150 and the Lesser Performing Underlying Return is -100%, the investor receives total payments of $75 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $75 per $1,000 principal amount note over the term of the notes. The total payments over the term of the notes, for each $1,000 principal amount note, are calculated as follows:

[$1,000 + ($1,000 × -100%)] + $75 = $75

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Call Date.

Call Settlement Date	Note Total Return (1)
First	1.50%
Second	3.00%
Third	4.50%
Final	6.00%

(1)	If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to its Starting Underlying Level, the notes will be automatically called on that Call Date. If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

The following examples illustrate how, if the notes are automatically called, the total payments on the notes in different hypothetical scenarios are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,150 to a closing level of 1,161.50 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than its Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,015 per $1,000 principal amount note, consisting of interest payments of $15 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying on each Call Date prior to the final Call Date is less than of the Starting Underlying Level of 1,150, and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,150 to a closing level of 1,161.50 on the final Call Date. Although the level of the Lesser Performing Underlying on each of the Call Dates prior to the final Call Date is less than the Starting Underlying Level of 1,150, because the closing level of each Underlying on the final Call Date is greater than its Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,060 per $1,000 principal amount note, consisting of interest payments of $60 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index, the EURO STOXX 50® Index and the iShares® NASDAQ Biotechnology ETF from January 2, 2009 through May 9, 2014. The closing level of the Russell 2000® Index on May 12, 2014 was 1,133.649. The closing price of one share of the iShares® NASDAQ Biotechnology ETF on May 12, 2014 was $231.92.

We obtained the various closing levels or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on the Pricing Date, any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does

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not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 8-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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Annex A

The iShares® NASDAQ BIOTECHNOLOGY ETF

We have derived all information contained in this term sheet regarding the iShares® Nasdaq Biotechnology ETF (the “Biotechnology Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Biotechnology Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Biotechnology Fund. The Biotechnology Fund is an exchange-traded fund (“ETF”) that trades on The NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA, and the Biotechnology Fund, please see the Biotechnology Fund’s prospectus. In addition, information about iShares® Trust and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

The Biotechnology Fund seeks to track the investment results of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index® (the “Biotechnology Index”). The Biotechnology Fund seeks to track the investment results of the Biotechnology Index before fees and expenses of the Biotechnology Fund. The Biotechnology Index is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. For more information about the Biotechnology Index, please see “— The NASDAQ Biotechnology Index®” below.

BFA uses a “passive” or indexing approach to try to achieve the investment objective of the Biotechnology Fund. The Biotechnology Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The Biotechnology Fund generally invests at least 90% of its assets in the securities of the Biotechnology Index or in depositary receipts representing securities of the Biotechnology Index. The Biotechnology Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Biotechnology Index, but which BFA believes will help the Biotechnology Fund track the Biotechnology Index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the Biotechnology Index. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Biotechnology Index. The Biotechnology Fund may or may not hold all of the securities in the Biotechnology Index.

Correlation

The Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio. The performance of the Biotechnology Fund and the Biotechnology Index may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Biotechnology Fund’s portfolio and the Biotechnology Index resulting from legal restrictions (such as diversification requirements) that apply to the Biotechnology Fund but not to the Biotechnology Index or the use of representative sampling. “Tracking error” is the divergence of the performance (return) of the Biotechnology Fund’s portfolio and that of the Biotechnology Index. BFA expects that, over time, the Biotechnology Fund’s tracking error will not exceed 5%. Because the Biotechnology Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

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Industry Concentration Policy

The Biotechnology Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Biotechnology Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

The holding information for the Biotechnology Fund is updated on a daily basis. As of May 9, 2014, 99.99% of the Biotechnology Fund’s holdings consisted of stock and 0.01% consisted of other. The following tables summarize the Biotechnology Fund’s top holdings in individual securities and by sector as of that date.

Top holdings in individual securities as of May 9, 2014

Company	Percentage of Total Holdings
Gilead Sciences, Inc.	8.99%
Celgene Corporation	8.51%
Amgen Inc.	8.39%
Biogen Idec Inc.	7.85%
Alexion Pharmaceuticals, Inc.	7.09%
Regeneron Pharmaceuticals Inc.	3.92%
Mylan, Inc.	3.87%
Illumina, Inc.	3.90%
Vertex Pharmaceuticals Inc.	3.75%
Incyte Corp.	2.17%
Biomarin Pharmaceutical Inc.	2.07%

Top holdings by sector as of May 9, 2014

Sector	Percentage of Total Holdings
Biotechnology	77.88%
Pharmaceuticals	22.05%
S-T Securities	0.07%

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet or the relevant terms supplement.

The NASDAQ Biotechnology Index®

We have derived all information contained in this term sheet regarding the NASDAQ Biotechnology Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). The NASDAQ Biotechnology Index® was developed and is calculated, maintained and published by NASDAQ OMX. NASDAQ OMX does not have any obligation to continue to publish, and may discontinue publication of, the NASDAQ Biotechnology Index®.

General

The NASDAQ Biotechnology Index® (the “Biotechnology Index”) is designed to track the performance of a set of securities listed on the NASDAQ Stock Market® (“NASDAQ®”) that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. The inception date of the Biotechnology Index is November 1, 1993. The Biotechnology Index is reported by Bloomberg L.P. under the ticker symbol “NBI.”

Component Security Eligibility Criteria

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To be eligible for initial inclusion in the Biotechnology Index, the issuer of a component security (which can be a common stock, ordinary share, American depositary receipt (“ADR”), share of beneficial interest or limited partnership interest) must meet the following criteria:

•

the component security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or on the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either biotechnology or pharmaceutical;

•	the component security may not be issued by an issuer currently in bankruptcy proceedings;

•	the component security must have a market capitalization of at least $200 million;

•	the component security must have an average daily trading volume of at least 100,000 shares;

•

the issuer of the component security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible for inclusion in the Biotechnology Index;

•	the issuer of the component security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•

the component security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT LLC (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Calculation of the Biotechnology Index

The closing level of the Biotechnology Index reflects the price return of the component securities without regard to cash dividends paid on the component securities. The Biotechnology Index also reflects extraordinary cash dividends. The closing level of the Biotechnology Index is calculated as the aggregate of the products of (x) the index weight of each component security of the Biotechnology Index multiplied by (y) its last sale price on its listing market, from which NASDAQ OMX receives information relating to the prices of that component security, and then divided by (z) the divisor of the Biotechnology Index, which is a scaling factor. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude for index reporting purposes.

Biotechnology Index Rebalancing

The Biotechnology Index is rebalanced quarterly on the last trading day in February, May, August and November. At each quarterly rebalancing, the following methodology is applied to the capitalization of each component security, after applying quarterly changes to the total shares outstanding, to determine each component security’s modified market capitalization weight. Each component security’s index weight is rebalanced so that the maximum index weight of any component security does not exceed 8% and no more than five component securities are at that cap. The excess weight of any capped component security is distributed proportionally across the remaining component securities. If, after redistribution, any of the five highest ranked component securities are weighted below 8%, these securities are not capped. Next, any remaining component securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining component securities. The process is repeated, if necessary, to derive the final modified market capitalization weights of each component security. The new index weight of each component security is calculated by dividing the modified market capitalization weight of each component security by its last sale price as of the close of trading on the last trading day in February, May, August and November. The changes will be effective after the close of trading on the third Friday in March, June, September and December.

Biotechnology Index Evaluation

The component securities of the Biotechnology Index are evaluated annually in December of each year. The eligibility criteria described above are applied using market data through the end of October and is updated for total shares outstanding submitted in a document filed publicly with the SEC through the end of November. Securities meeting the eligibility criteria listed above are included in the Biotechnology Index. Additions and deletions of component securities become effective after the close of trading on the third Friday in December.

Additionally, if at any time during the year other than the time for an evaluation, a component security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion in the Biotechnology Index, the component security will be removed from the Biotechnology Index at its last sale price. If, however, at the time of its removal, a component security is halted from trading on its primary listing market and an official closing price cannot be readily determined, the component security may, in NASDAQ OMX’s discretion, be removed at a price of zero.

Biotechnology Index Maintenance

Changes in the price and/or index weights of component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the changes is

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF	A-3

made as soon as practicable. However, if the change in total shares outstanding is less than 10%, all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December. The index weights of each component security are adjusted by the same percentage amount by which the total shares outstanding for that component security has changed.

A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of the relevant component security prior to market open on the ex-date for the special amount distributed.

Ordinarily, whenever there is a change in the index weight of component securities, in the component securities or to the price of a component security due to spin-offs, rights issuances or special cash dividends, the divisor of the Biotechnology Index will be adjusted to ensure that there is no discontinuity in the value of the Biotechnology Index caused by any such change. All changes are announced in advance and are reflected in the Biotechnology Index prior to market open on the relevant date of effectiveness.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® NASDAQ Biotechnology ETF	A-4